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                                                                    EXHIBIT 4.8b



SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO LEASE INDENTURE OF TRUST CONSTITUTING EXHIBIT 4.8a HERETO



1. Lease Indenture of Trust, Mortgage and Security Agreement dated as of August 24, 2000 between Keystone Lessor Genco LLC and Bankers Trust Company

2. Lease Indenture of Trust, Mortgage and Security Agreement dated as of August 24, 2000 between Shawville Lessor Genco LLC and Bankers Trust Company